QuickLinks -- Click here to rapidly navigate through this document

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 3, 2005)

The Toronto-Dominion Bank

EQUITY-LINKED NOTES

        We may offer global equity-linked notes from time to time. The specific terms of any notes that we offer will be included in a terms supplement. The equity-linked notes will have the following general terms unless otherwise specified in the applicable terms supplement:

  •
  Payments of principal and/or interest on the notes will be linked to single reference equity securities, baskets or indices of reference equity securities, baskets of indices of reference equity securities or one or more commodity prices or indices.

  •
  The notes may be optionally or mandatorily exchanged for reference equity securities of an issuer that is not affiliated with us or for the cash value of the reference equity securities, baskets or indices of reference equity securities, baskets of indices of reference equity securities or one or more commodity prices or indices to which the notes may be linked.

  •
  The notes will pay interest on the dates stated in the applicable terms supplement, or the notes may be non-interest bearing.

  •
  The notes will be denominated in U. S. dollars or foreign currencies.

  •
  The notes may be callable by us or puttable by you.

  •
  The notes will be initially held in global form by The Depository Trust Company.

        The notes will not be insured under the Canadian Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Investing in the notes involves risks.
See "Risk Factors" beginning on page S-3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        TD Securities (USA) LLC, our indirect wholly-owned subsidiary, and/or its affiliates has agreed to use its reasonable efforts to solicit offers to purchase the notes as our agent. It may also purchase the notes as principal at prices to be agreed upon at the time of sale. It may resell any notes it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

        TD Securities (USA) LLC and/or its affiliates may use this prospectus supplement and the accompanying prospectus in the initial sale of any note. In addition, TD Securities (USA) LLC or any other affiliate of ours may use this prospectus supplement and the accompanying prospectus in a market-making transaction in any note after its initial sale.

TD Securities

June 30, 2006

        You should only rely on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any accompanying terms supplement. We have not, and the agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus and any accompanying terms supplement, as well as information we have filed or will file with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document or other date referred to in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

        The following summary describes the notes we are offering in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable terms supplement.

        We may offer from time to time the equity-linked notes described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States in accordance with applicable securities laws or both in and outside the United States simultaneously.

General terms of the notes

        We will describe the terms of each issue of notes in the applicable terms supplement. The notes will have the following general terms unless we specify otherwise in the applicable terms supplement.

  •
  Payments of principal and/or interest on the notes will be linked to the performance of a single reference equity security, baskets or indices of reference equity securities, baskets of indices of reference equity securities or commodity prices or indices (which we will refer to herein as the reference products).

  •
  The notes may be optionally or mandatorily exchanged for equity securities of an issuer that is not affiliated with us or for the cash value of the reference product to which the notes may be linked.

  •
  The notes will mature and will pay interest, if any, on the dates specified in the applicable terms supplement.

  •
  The notes will bear interest at a fixed or floating rate, which may be zero, or at a rate subject to a formula that will be described in the applicable terms supplement.

  •
  The notes will be denominated in U.S. dollars or foreign currencies.

  •
  The notes will constitute our unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

  •
  We may list the notes on a securities exchange.

  Forms of the notes

        The notes will be issued in fully registered form and will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary, or by certificates issued in definitive form, as set forth in the applicable terms supplement. We will not issue notes originally represented by global securities as certificated securities except under the circumstances described in "Forms of Debt Securities — Global Securities" in the prospectus. For information on DTC's book-entry system, see "Clearance and Settlement" in this prospectus supplement.

U.S. Tax considerations

        Investors should consider the tax consequences of investing in the notes. Please see the applicable terms supplement for tax considerations related to a specific series of notes. Significant aspects of an investment in notes such as contingent payment debt instruments or financial contracts (as such terms are used under "United States Federal Income Tax Consequences") may be unclear. The Internal Revenue Service may disagree with our characterization of notes for United States federal tax purposes. Any recharacterization of a note could affect the amount, timing and character of income, gain or loss in respect of the notes. Investors should consult their tax advisors regarding the proper characterization of the notes as well as possible alternative characterizations. See "United States Federal Income Tax Consequences."

        Investors in notes treated as contingent payment debt instruments will be subject to federal income tax on the accrual of original issue discount in respect of such notes based on the "comparable yield" of such notes, which will generally exceed the stated interest payments actually made to you. The "comparable yield" of the notes will generally be the rate at which we could issue a fixed rate, non-contingent debt instrument with terms and conditions similar to the notes. In addition, gain and, to some extent, loss on the sale, exchange or other disposition of such notes will generally be ordinary income or loss. See "United States Federal Income Tax Consequences."

        With respect to notes that are not 100% principal-protected, if so indicated in the applicable terms supplement, we intend to treat, and by purchasing such a note, for all tax purposes you will agree to treat such a note as a financial contract, rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of such a note giving rise to capital gain or loss or upon cash settlement at maturity, you will generally recognize capital gain or loss. We intend to report coupon payments, if any, as foreign source ordinary income to you, but you should consult your own tax advisor concerning the alternative characterizations. See "United States Federal Income Tax Consequences."

How to reach us

        You may contact us at our principal executive offices at Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, attention: Secretary (telephone: (416) 308-6963).

RISK FACTORS

        The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase or holding of or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

        The notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the notes will be linked to the performance of the reference product specified in the applicable terms supplement. Investing in the notes is not the equivalent of investing in the associated reference product. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying terms supplement and prospectus, before investing in the notes.

The notes are not ordinary debt securities; the return is linked to a reference product.

        The terms of the notes differ from those of ordinary debt securities in that the amount of interest we will pay you or the amount we will pay you at maturity will depend upon the market value of the reference product. The terms supplement for any notes will set forth the manner in which we will determine the payments of interest and maturity amount we will make. Accordingly, you may receive a greater or lesser return than you would receive on comparable debt securities that are not linked to a reference product. In addition, we may have the right to deliver to you shares of a reference equity security rather than cash. Under some circumstances, the market value of the reference equity security may be less than the principal amount of the notes and may be zero. Accordingly, you may lose some or all of the amount you invest in certain of our notes.

The market price of the notes will be influenced by unpredictable factors.

        The market price of the notes may move up or down between the date you purchase them and the date when we determine the amount to be paid to holders of the notes on the maturity date or any earlier redemption date. Therefore, you may sustain a loss, which may be significant, if you sell the notes in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the notes.

Various factors may affect the value of the notes.

        Factors that may influence the value of the notes include but are not limited to:

  •
  the market price on any day of the reference product;

  •
  the frequency and magnitude of changes (volatility) in price of the reference product;

  •
  the dividend rate on any reference equity securities (while not paid to holders of the notes, dividend payments, if any, on the securities may have an influence on the market price of the securities and therefore on the associated notes);

  •
  economic, financial, political and regulatory or judicial events that affect stock markets generally which may also affect the market price of the reference product;

  •
  interest and yield rates in the market;

  •
  the time remaining to the maturity of the notes; and

  •
  the creditworthiness of the Bank.

If the market price of the reference product changes, the market value of the associated notes may not change in the same manner.

        Owning the notes is not the same as owning the reference product. Accordingly, the market value of your notes may not have a direct relationship with the market price of the reference product and changes in the market price of the reference product may not result in a comparable change in the market value of your notes.

For example, the market value of your notes may not increase even if the price of the reference product increases. It is also possible for the price of the reference product to increase while the market price of your notes declines.

Trading and other transactions by our affiliates in the reference product or options or in other derivative products on the reference product may impair the value of the associated notes.

        As described below under "Hedging," one or more of our affiliates may hedge our or its obligations under the notes by purchasing or selling the reference product, options on those securities or other derivative instruments with returns linked to or related to changes in the value of the reference product. One or more of our affiliates may also adjust these hedges by, among other things, purchasing or selling the reference product, options or other derivative instruments at any time and from time to time. Any of these hedging activities may affect the price of the reference product and, therefore, the value of associated notes. It is possible that one or more of our affiliates could receive substantial returns from these hedging activities while the value of the reference product may decline.

        We or one or more of our affiliates may also engage in trading in the reference product and other investments relating to the reference product or options on the reference product on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could affect the price of the reference product and, therefore, the value of the associated notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the reference product. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        The indenture governing the notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the reference product or derivative instruments acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold the reference product or derivative instruments for your benefit in order to enable you to exchange your notes for the associated reference product or derivative commitments under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any of the reference products or derivative commitments owned by us or our affiliates will be subject to the claims of our creditors generally and will not be available specifically for your benefit.

Amounts payable on the Notes may be limited by state law.

        New York State law governs the Indenture under which the notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

        While we believe that New York law would be given effect by a state or a federal court sitting outside New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower.

You have no shareholder rights in the reference equity securities.

        As a holder of notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the reference equity securities would have.

You will have more limited antidilution protection than if you invested directly in the reference product.

        The Bank, as calculation agent for the notes, will adjust the amount of interest or the amount payable at maturity, as specified in the applicable terms supplement, for certain events affecting certain reference products, such as additions or subtractions of companies from the index, or any issuer of reference equity securities, such as stock splits and stock dividends and mergers. However, we may not be required to make an adjustment for every event that can affect the reference product. If an event occurs that does not require us to adjust the amount payable at maturity in respect of the reference product, the market price of the associated notes and the amount of interest or the principal amount payable at the maturity may be materially and adversely affected.

Our business activities may create conflicts of interest between you and us.

        As calculation agent, we will calculate the amount of interest and principal at maturity you will receive. We and one or more of our affiliates may, at present or in the future, engage in business with an issuer of reference equity securities or its competitors, including making loans to or equity investments in an issuer of reference equity securities or its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our affiliates' obligations and your interests. Moreover, we or one or more of our affiliates may have published and may in the future publish research reports on an issuer of reference equity securities or upon any other reference product. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities could influence our determinations as calculation agent or affect the price of the reference product and, therefore, the value of the associated notes.

Unless otherwise disclosed, we and our affiliates, including TD Securities (USA) LLC, have no affiliation with the issuers of the reference equity securities, and are not responsible for public disclosure of information by an issuer of reference equity securities, whether contained in SEC filings or otherwise.

        Unless otherwise disclosed, we and our affiliates, including TD Securities (USA) LLC, are not affiliated with the issuers of the reference equity securities and have no ability to control or predict the actions of these issuers, including any corporate actions of the type that would require us to adjust the amount payable to you on the notes, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting the issuers of reference equity securities. The issuers of the reference equity securities will not be involved in the offer of the notes in any way and have no obligation to consider your interest as a holder of the notes in taking any corporate actions that might affect the value of the associated notes. The issuers of the reference equity securities may take actions that will adversely affect the value of the associated notes. None of the money paid for the notes will go to the issuers of the reference equity securities.

        Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the issuers of the reference equity securities contained in any terms supplement or in any publicly available filings made by the issuers of the reference equity securities. You should make your own investigation into the relevant issuers of the reference equity securities.

The United States federal income tax consequences of investing in the notes are uncertain.

        Investors should consider the tax consequences of investing in the notes. Please see the terms supplement for tax considerations related to a specific series of notes. Significant aspects of an investment in notes such as contingent payment debt instruments or financial contracts (as such terms are used under "United States Federal Income Tax Consequences") may be unclear. The Internal Revenue Service or a court may disagree with our characterization of notes for United States federal tax purposes. Any recharacterization of a note could affect the amount, timing and character of income, gain or loss in respect of the notes. Investors should consult their tax advisors regarding the proper characterization of the notes as well as possible alternative characterizations. See "United States Federal Income Tax Consequences."

For United States federal income tax purposes, you may be required to include original issue discount in income and to recognize ordinary income on any disposition of the notes.

        With respect to notes classified as contingent payment debt instruments for United States federal income tax purposes, such notes will be considered to be issued with original issue discount. You will be required to include this original issue discount in income in excess of the stated interest payments actually made to you during your ownership of such notes, subject to some adjustments, based on the "comparable yield" of such notes, which will generally be the rate at which we could issue a fixed rate, non-contingent debt instrument with terms and conditions similar to such notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of such notes. See "United States Federal Income Tax Consequences."

The United States federal income tax consequences of an investment in notes that are treated as financial contracts for United States federal income tax purposes are uncertain.

        Investors should consider the tax consequences of investing in notes that are treated as financial contracts for United States federal income tax purposes. No statutory, judicial or administrative authority directly addresses the characterization of such notes or instruments similar to such notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in such notes are not certain. We will not request any ruling from the Internal Revenue Service with respect to any such notes and cannot assure you that the Internal Revenue Service will agree with the treatment of such notes described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. We intend to treat, and by purchasing such a note, for all tax purposes you will agree to treat, such a note as a financial contract giving rise to capital gain or loss, rather than as a debt instrument. We intend to report coupon payments, if any, on such notes as foreign source ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. See "United States Federal Income Tax Consequences."

Secondary trading in the notes may be limited and may affect your ability to sell your notes.

        You should be willing to hold your notes until the maturity date. There may be little or no secondary market for the notes. Although we may list the notes on a national securities exchange, we are not obligated to do so. Even if we list an issue of notes on a national securities exchange, it is not possible to predict whether the notes will trade in the secondary markets. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Upon completion of any offering of an issue of notes, our affiliates may act as market makers for the notes of that issuer but they are not required to do so. If our affiliates do make a market in an issue of notes, they may stop making a market in the notes at any time.

ADDITIONAL RISKS

        Additional risks specific to the notes will be detailed in the applicable terms supplements.

DESCRIPTION OF NOTES

        Investors should read carefully the general terms and provisions of our debt securities in "Description of the Debt Securities" in the prospectus. This section supplements that description. The terms supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in the "Description of the Debt Securities" section of the prospectus.

General Terms of Notes

        We will issue the notes under the Indenture dated June 30, 2006 between us and The Bank of New York, as trustee (the "Indenture"). The Indenture does not limit the amount of additional indebtedness that we may incur.

        The amount of payments of principal (and premium, if any) and/or interest or return, if any, on the notes will be linked to or determined with reference to the price change or the performance of (on specific dates or periods) the reference product specified in the applicable terms supplement.

        We may, without the consent of the holders of notes, create and issue additional notes similar to previously issued notes in all respects except for the issue date, issue price and the payment of interest accruing prior to the issue date of such additional notes. Such additional notes will be consolidated and form a single tranche with, have the same CUSIP number as and trade interchangeably with such previously issued notes.

        Ranking.    The notes will be direct, unsecured and unsubordinated contractual obligations of the Bank and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. In the case of the insolvency of the Bank, the Bank Act (Canada) provides that priorities among payments of deposit liabilities of the Bank (including payments in respect of the debt securities) and payments of all other liabilities are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities.

        Terms Specified in Terms Supplements.    A terms supplement will specify the following terms of any issuance of notes to the extent applicable:

  •
  the issue price (price to public);

  •
  the aggregate principal amount;

  •
  the denominations or minimum denominations;

  •
  the original issue date;

  •
  the stated maturity date and any terms related to any extension of the maturity date;

  •
  the single reference equity security, basket of reference equity securities, index of reference equity securities, baskets of indices of reference equity securities or commodity prices or indices to which the notes are linked, which may be securities of U.S. or foreign entities or indices of securities of U.S. or foreign entities;

  •
  the rate (including any formula used to calculate such rate) per year at which the notes will bear interest, if any, and the dates on which interest will be payable;

  •
  whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

  •
  whether the notes may be optionally or mandatorily exchanged for a reference equity security or securities;

  •
  whether the notes will be listed on any securities exchange;

  •
  the events that may cause us to adjust the payment terms of the notes to reflect a change in any reference index or a corporate event involving the issuer of any reference equity securities, and the terms of any such adjustment; and

  •
  any other terms on which we will issue the notes.

Forms of Notes

        We will issue notes only in fully registered form either as book-entry notes or as certificated notes.

        Book-Entry Notes.    For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Debt Securities — Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

        Each global certificate representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., a nominee of DTC. These certificates name DTC or its nominee as the owner of the notes. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of DTC's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of DTC's procedures for global notes representing book-entry notes is set forth in the prospectus under "Forms of Debt Securities-Global Securities." DTC has confirmed to us that it intends to follow these procedures. For additional information about these procedures see "Clearance and Settlement."

        Certificated Notes.    If we issue notes in certificated form, the certificates will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture (other than with respect to determining entitlement to additional amounts). For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or for interests in book-entry notes.

        Replacement of Notes.    At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the trustee may be required before a replacement note will be issued.

Interest and Principal Payments

        Payments, Exchanges and Transfers.    Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the office of the paying agent in New York, New York that we maintain for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Forms of the Debt Securities — Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Bank of New York, acting through its corporate trust office at 101 Barclay Street, Floor 21W, New York, New York 10286. We refer to The Bank of New York, acting in this capacity, as the paying agent.

        We will not be required to:

  •
  register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased,

  •
  register the transfer of notes or exchange notes to be redeemed, for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption, or

  •
  register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

        No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

        Recipients of Payments.    The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. The "record date" for any interest payment date is the date one business day prior to that interest payment date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than fifteen calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

        Book-Entry Notes.    The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of DTC. We also expect that payments by DTC's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

        Certificated Notes.    Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make payments of interest either:

  •
  by check mailed to the address of the person entitled to payment as shown on the note register; or

  •
  for a holder of at least US$10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date, unless otherwise specified.

        U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender, of the note.

Equity-Linked Notes

        Each note will bear interest, if any, from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment or at a rate subject to a formula that will be described in the applicable terms supplement.

        How Interest Is Calculated.    Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months.

        How Interest Accrues.    Interest on notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a terms supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "— If a Payment Date is Not a Business Day."

        When Interest Is Paid.    Payments of interest on notes will be made on the interest payment dates specified in the applicable terms supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date, unless otherwise specified.

        Amount of Interest Payable.    Interest payments for notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

        If a Payment Date is Not a Business Day.    If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

        A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in Toronto, Ontario, Canada or New York, New York.

Exchangeable Notes

        We may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

  •
  the equity securities of an entity not affiliated with us;

  •
  a basket of those securities;

  •
  an index or indices of those securities; or

  •
  any combination (or the cash value thereof) of the above.

        The exchangeable notes may or may not bear interest or may be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

        Optionally Exchangeable Notes.    If the notes you purchase are optionally exchangeable, you will have the option, during a specified period, or at specific times, to exchange your notes for the underlying equity securities at a specified rate of exchange. If specified in the applicable terms supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If you do not elect to exchange your optionally exchangeable notes prior to maturity or any applicable redemption date, you will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

        Mandatorily Exchangeable Notes.    If the notes you purchase are mandatorily exchangeable, you must exchange the notes for the underlying equity securities at a specified rate of exchange, and, therefore, depending upon the value of the underlying equity securities at maturity, you may receive more or less than the principal amount of the notes at maturity. If so indicated in the applicable terms supplement, the specified rate at which you may exchange a mandatorily exchangeable note may vary depending on the value of the underlying equity securities so that, upon exchange, you will participate in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying equity securities. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require you to exchange your notes for the underlying equity securities.

        Payments upon Exchange.    The terms supplement will specify if upon exchange, at maturity or otherwise, you may receive, at the specified exchange rate, either the underlying reference equity securities or the cash value of the underlying reference equity securities upon exchange of your exchangeable notes. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable terms supplement.

        Special Requirements for Exchange of Global Securities.    If an optionally exchangeable note is represented by a global note, DTC's nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that DTC's nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

Redemption and Repayment of Notes

        Optional Redemption by the Bank.    The terms supplement will indicate the terms of any option that we may have to redeem the notes prior to their maturity. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable terms supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes will not be subject to any sinking fund unless otherwise stated in the applicable terms supplement.

        Repayment at Option of Holder.    If applicable, the terms supplement relating to each note will indicate that you have the option to require us to repay the note on a specified date or dates prior to their maturity date. The repayment price will be specified in the terms supplement.

        For the Bank to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

  •
  the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

  •
  a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

        You may not revoke your exercise of the repayment option for a note. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

        Special Requirements for Optional Repayment of Global Notes.    If a note is represented by a global note, DTC or DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the deadline by which an instruction must be given in order for timely notice to be delivered to DTC.

        Open Market Purchases by the Bank.    We or one of our affiliates may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation. We will comply with the requirements under applicable securities laws or regulations in connection with any repurchase.

        Tax Redemption.    Unless otherwise indicated in the applicable terms supplement, we have the right to redeem, in whole but not in part, any of the notes at our option at any time prior to maturity, upon the giving of a notice of redemption as described below if we have or will become obligated to pay additional amounts with respect to any such notes as described below under "— Payment of Additional Amounts." If we exercise this right, the redemption price of the notes will be determined in the manner described in the applicable terms supplement. Prior to the giving of any notice of redemption pursuant to this paragraph, we will deliver to the trustee:

  •
  a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

  •
  an opinion of independent counsel or written advice of a qualified tax expert, such counsel or expert being reasonably acceptable to the trustee, to such effect based on such statement of facts;

provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of such notes were then due. Unless otherwise specified in the applicable terms supplement, notice of redemption will be given not less than

20 nor more than 60 days prior to the date fixed for redemption, which date will be specified in the notice. Such notice will be given in accordance with "Clearance and Settlement — Notices" below.

Payment of Additional Amounts

        Unless otherwise indicated in the applicable terms supplement, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is resident in the United States (for purposes of The Canada-United States Tax Convention (1980)) as may be necessary in order that every net payment of the principal of and interest on such security and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

  •
  any such tax, assessment or other governmental charge that would not have been so imposed but for a connection (including, without limitation, carrying on business in Canada or a Province or Territory of Canada or having a permanent establishment or fixed base in Canada or a Province or Territory of Canada) between such owner or the beneficial owner of a note and Canada or a political subdivision or taxing authority of or in Canada, other than merely holding such note or receiving payments with respect to such notes;

  •
  any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge with respect to such note;

  •
  any tax, assessment or other governmental charge imposed by reason that such owner or beneficial owner of a note does not deal at arm's length within the meaning of the Income Tax Act (Canada) with us;

  •
  any tax, assessment or other governmental charge that is levied or collected otherwise than by withholding from payments on or in respect of any such note;

  •
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any such security, if such payment can be made without such withholding by at least one other paying agent;

  •
  any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such security, if such compliance is required by Canada or any political subdivision or taxing authority of or in Canada as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

  •
  any combination of the items listed above;

nor shall additional amounts be paid with respect to any payment on a note where, had the beneficial owner of the note been the holder of the note, such beneficial owner would not have been entitled to payment of additional amounts by reason of any of the bullet points listed above.

HEDGING

        In anticipation of the sale of the notes, we or our affiliates may enter into hedging transactions involving purchases or sales of any of the reference products and listed or over-the-counter options on any of the reference products. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  •
  acquire or dispose of any of the reference products or other securities of the issuers of the reference products;

  •
  take or dispose of positions in listed or over-the-counter options, futures or equity swaps or other instruments based on any of the reference products; and

  •
  take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the global equity markets.

        We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

        We or our affiliates may close out our hedging positions on or before the maturity date of the notes. That step may involve sales or purchases of any of the reference products, listed or over-the-counter options on any of the reference products or listed or over-the-counter options or other instruments based on indices designed to track the performance of the global equity market, or one or more of its components.

        The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" above for a discussion of these adverse effects.

CLEARANCE AND SETTLEMENT

        We have obtained the information in this section from sources we believe to be reliable, including from DTC, Euroclear Bank S.A./N.V. as operator of the Euroclear system ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking Luxembourg"), but we take no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC's, Euroclear' s or Clearstream Banking Luxembourg's performance of their obligations under their rules and procedures; nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

  The Depository Trust Company

        DTC is:

  •
  a limited-purpose trust company organized within the meaning of the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by The Depository Trust & Clearing Corporation, which in turn is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

        According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

  Euroclear and Clearstream Banking Luxembourg

        Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or

Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

  Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg

        We will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

        You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, as participants in DTC, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants' beneficial interests in the book-entry security in their customers' securities accounts with their depositaries.

        These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers' securities accounts with DTC.

        We and the trustee generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes (other than with respect to determining entitlement to additional amounts). Once we and the trustee make payments to the registered holders, we and the trustee will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

        DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. Euroclear's or Clearstream Banking Luxembourg's ability to take actions as a holder under the notes or the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

        The trustee will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

        DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

        Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

        When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear's or Clearstream Banking Luxembourg's account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

        Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

        As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant's account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes that the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant and the interest, if any, paid on the note.

        Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

        Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

        If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

        Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should bond that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

  (a)
  borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system's customary procedures;

  (b)
  borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower's Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

  (c)
  staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

Notices

        Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to DTC, as holder of the registered global securities, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of DTC and its direct and indirect participants, including Clearstream Banking Luxembourg and the Euroclear.

        See also "Plan of Distribution — Notes Offered on a Global Basis."

UNITED STATES FEDERAL INCOME TAXATION

        The following discussion is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date of this prospectus supplement. The discussion set forth below is applicable to United States holders (as defined below) (i) who are residents of the United States for purposes of the current tax treaty between the United States and Canada (the "Treaty"), (ii) whose notes are not, for the purposes of the Treaty, effectively connected with a permanent establishment in Canada and (iii) who otherwise qualify for the full benefits of the Treaty. The relevant terms supplement or other prospectus supplement will indicate which, if any, of the tax consequences described below is applicable. If any information in the relevant terms supplement or other prospectus supplement is inconsistent with this prospectus supplement, you should rely on the information in the relevant terms supplement or other prospectus supplement. The relevant terms supplement or other prospectus supplement may also add, update or change information contained in this prospectus supplement. In addition, if we issue a note out of our United States branch, please see the accompanying terms supplement for a discussion of the tax consequences that result from owning such a note.

        Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, persons who are investors in pass-through entities, tax-exempt entities, insurance companies or persons liable for the alternative minimum tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.

        Some aspects of the federal income tax treatment of the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

        For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Contingent Payment Debt Instruments

        The applicable terms supplement or other prospectus supplement may indicate that we intend to treat the notes as "contingent payment debt instruments". The following is a summary of certain United States federal income tax consequences that will generally apply to you if the notes are treated as contingent payment debt instruments.

  Accrual of interest

        The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

  •
  result in the accrual of original issue discount by you based on the "comparable yield" of the notes in excess of stated interest payments actually made to you; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the notes.

        Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes, which will generally be the rate at which we could issue a fixed rate, non-contingent debt instrument with terms and conditions similar to the notes.

        We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. You may obtain the comparable yield and projected payment schedule from us by contacting us at 212-827-7868 or submitting a written request for them to us at the following address:

  TD Securities (USA) LLC
  31 West 52nd Street
  18th Floor
  New York, New York
  10019-6101
  Attention: VP, Equity Derivatives Group

        We agree and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto, in respect of the notes.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of the payment on a note.

        The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. We are required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

        If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If an actual contingent payment received is less than the projected contingent payment, you will incur a negative adjustment equal to the amount of such difference. A negative adjustment will be applied as follows:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

        In addition to the original issue discount on the notes, you will be required to include in income any additional amounts paid by us and any tax withheld from the payments you receive, even though you do not in fact receive this withheld tax. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Original issue discount (including Canadian taxes withheld and any additional amounts) on a note will generally be treated as income from sources outside the United States and will generally constitute passive income for purposes of computing the foreign tax credit (unless Canadian withholding tax is imposed at a rate of 5% or more, in which case, for taxable years beginning prior to January 1, 2007, such income will generally be considered "high withholding tax interest"). Recently enacted legislation may deny a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

  Sale, exchange, redemption, repayment or other disposition of notes

        Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized including the fair market value of any property received in a repayment or redemption if we elect the stock settlement option and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Such gain or loss will generally be treated as foreign source gain or loss, except to the extent that a loss is treated as a capital loss. Consequently, you may be able to claim a credit for any Canadian tax imposed upon a disposition of a note. Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally increased by original issue discount you previously accrued on the note and reduced by the projected amount of any payments previously scheduled to be made on the note.

        If we elect the stock settlement option, your tax basis in the shares of reference equity securities received will equal the then current fair market value of such stock. Your holding period for such stock will commence on the day of maturity, redemption or repayment.

Financial Contracts

        The applicable terms supplement or other prospectus supplement may indicate that we intend to treat the notes as financial contracts taxed in the manner described below, rather than as debt instruments, for United States federal income tax purposes. No statutory, judicial or administrative authority directly addresses the characterization of such notes or instruments similar to such note for United States federal purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in such notes are not certain. No ruling will be requested from the Internal Revenue Service with respect to such notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. We intend to treat, and by purchasing such notes, for all tax purposes, you agree to treat, such notes as financial contracts giving rise to capital gain or loss, rather than as debt instruments. The following is a summary of certain United States federal income tax consequences that will generally apply to you if the notes are treated as financial contracts.

  Coupon payments

        There is no direct authority addressing the treatment of coupon payments under current law, and such treatment is unclear. Any coupon payments made on the notes will not constitute interest income for United States federal income tax purposes, but may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to the coupon payments, we intend to report any such payments as foreign source taxable income to you. You should consult your own tax advisor concerning the treatment of coupon payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of coupon payments could affect your tax basis in the notes or your amount realized upon the sale or disposition of the notes or upon settlement or maturity of the notes. See "— Sale, exchange or other disposition or cash settlement upon maturity."

  Sale, exchange or other disposition, or cash settlement upon maturity

        Upon a sale, exchange or other disposition, or payment upon cash settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note. Coupon payments, if any, received by you but not includible in your income should reduce your tax basis in the note. See "— Coupon payments."

  Physical settlement upon maturity

        If a note allows for physical settlement at maturity, then upon such settlement at maturity of the note in shares of the specified reference equity securities (or other equity securities), although the matter is not free from doubt, we intend to take the position that you will not recognize gain or loss on the receipt of the reference equity securities. You will have a tax basis in such stock or security equal to your tax basis in your note, and will have a holding period in the reference equity securities (or other equity securities) beginning on the date after the day you acquire such reference equity securities. You will recognize capital gain or loss with respect to cash received in lieu of a fractional share of such securities.

  Alternative characterizations

        There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes as financial contracts, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, in particular because the notes in form are debt instruments. In such case, the notes would be treated as described above under "Contingent Payment Debt Instruments". The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Information reporting and backup withholding

  United States holders

        If you are a United States holder of notes, information reporting requirements will generally apply to all payments (including coupon payments, if any) we make to you and the proceeds from the sale of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding tax may apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

  Non-United States holders

        If you are a non-United States holder of notes, we will likely report annually to the Internal Revenue Service and to you the amount of all payments paid to you (including coupon payments, if any) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupon payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

CANADIAN FEDERAL INCOME TAXATION

        The following summary is based on the advice of McCarthy Tétrault LLP and describes certain of the principal Canadian federal income tax considerations generally applicable to a holder of a note who purchases the note at the time of its issuance and who, for the purposes of the Income Tax Act (Canada), which we refer to as the "Act," and at all relevant times, is neither resident nor deemed for any purpose to be resident in Canada, deals at arm's length with the Bank, does not use or hold and is not deemed to use or hold the note in or in the course of carrying on a business in Canada and is not a non-resident insurer which carries on business partly in Canada and partly outside Canada. We refer to such holders in this prospectus as "Non-Resident Holders."

        This summary is based upon the current provisions of the Act and the regulations thereunder (which we refer to as the "Regulations") in force on the date hereof, all specific proposals to amend the Act and the Regulations publicly announced prior to the date hereof by the Minister of Finance for Canada and the assessing practices and administrative policies of the Canada Revenue Agency (which we refer to as the "CRA") as made publicly available prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or in the practices or policies of the CRA, whether by legislative, governmental or judicial action or interpretation, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations. This summary is not applicable to a holder that would be a "foreign affiliate" of a person resident in Canada for purposes of the Act.

        This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult their own tax advisers with respect to their particular situations.

        Interest paid or credited or deemed to be paid or credited by the Bank on a note issued by the Bank to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where,

  (i)
  such interest is payable in a currency other than Canadian currency, such note is issued by a branch or office of the Bank in a country other than Canada and such interest is deductible in computing the income of the Bank from its business carried on in such country for purposes of the Act;

  (ii)
  such interest is payable in a currency other than Canadian currency and such note evidences a deposit with the Bank which is not repayable in Canadian currency;

  (iii)
  such interest is payable in Canadian currency and such note evidences a Canadian currency deposit with a branch or office of the Bank in a country other than Canada; or

  (iv)
  such note is one of a series of notes issued pursuant to a particular terms supplement, where under the terms and conditions of such series of notes or any agreement relating to such series of notes the Bank may not under any circumstances be obliged to repay more than 25% of the aggregate principal amount of the notes of such series within five years from the date of issue of the particular series except, generally, in the event of a failure or default under such notes or a related agreement;

unless all or any portion of such interest (other than interest on a prescribed obligation described below) is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation.

        A prescribed obligation for this purpose is an "indexed debt obligation," as defined in the Act, in respect of which no amount payable is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or by reference to dividends paid or payable to shareholders of any class or series of shares. An "indexed debt obligation" is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money. All or a portion of an adjustment to an amount payable in respect of such an obligation may be treated for purposes of the Act as being paid or credited by the Bank as interest on such obligations.

        In the event that a note issued by the Bank is redeemed, cancelled, repurchased or purchased by the Bank or any other resident or deemed resident of Canada from a Non-Resident Holder, or otherwise assigned or transferred by a Non-Resident Holder to a resident or deemed resident of Canada, for an amount which exceeds, generally, the issue price thereof, the difference between the price for which such Note is redeemed, cancelled, repurchased or purchased or otherwise assigned or transferred and the issue price may, in certain circumstances, be deemed to be interest and may be subject to non-resident withholding tax if the note is not considered to be an "excluded obligation" as defined by subsection 214(8) of the Act and such interest is not otherwise exempt from non-resident withholding tax. Notes, the interest in respect of which is exempt from Canadian withholding tax because they are described in (i), (ii) or (iv) above, will be "excluded obligations" for this purpose.

        Generally, no other taxes on income (including taxable capital gains) will be payable under the Act by a Non-Resident Holder in respect of the acquisition, holding, redemption or disposition of a note.

        The applicable terms supplement will contain a summary of the Canadian withholding tax treatment of amounts paid or credited on the notes by the Bank. Such summary contained in the applicable terms supplement may, to the extent indicated therein, supersede the information contained in this section. Unless otherwise set forth in the applicable terms supplement, no other taxes on income (including taxable capital gains) will be payable under the Act by a Non-Resident Holder in respect of the acquisition, holding, redemption or disposition of a note.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Plan asset issues

        ERISA and the Code do not define "plan assets." However, regulations (the "Plan Assets Regulation") promulgated under ERISA by the United States Department of Labor ("DOL") generally provide that when an ERISA Plan acquires an "equity interest" in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not "significant" (i.e., it is significant if 25% or more of any class of equity is held by benefit plan investors) or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation.

        It is not anticipated that (i) the notes will constitute "publicly-offered securities" for purposes of the Plan Asset Regulation, (ii) the issuers will be an investment company registered under the Investment Company Act of 1940, or (iii) the issuers would be in a position to monitor whether investment in the notes by benefit plan investors will be "significant" for purposes of the Plan Assets Regulation.

        The Plan Assets Regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. As described herein, the notes are not ordinary debt securities; the return is linked to equity securities, and there can be no assurance that the DOL or others would characterize the notes as indebtedness on the date of issuance or at any given time thereafter. However, we believe that The Toronto-Dominion Bank will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

Prohibited transaction issues

        In the event our assets are deemed to be "plan assets" under ERISA, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of Section 4975 of the Code) unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of notes by an ERISA Plan with respect to which we, an underwriter, or any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

        Accordingly, by its acceptance of a note, each purchaser and subsequent transferee of a note (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the consequences of such investment, including the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

        We will offer the notes on a continuing basis through TD Securities (USA) LLC and/or its affiliates, which we refer to as the "agent," who has agreed to use reasonable efforts to solicit offers to purchase the notes. We will have the sole right to accept offers to purchase these notes and may reject an offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase notes.

        We may also sell these notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale. The agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable terms supplement. The agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable terms supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

        The agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.

        We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

        We may also appoint agents other than or in addition to TD Securities (USA) LLC and/or its affiliates with respect to the notes. Any other agents will be named in the applicable terms supplements and those agents will enter into a distribution agreement similar to the one we have entered into with TD Securities (USA) LLC and/or its affiliates. The other agents may be affiliates or customers of the Bank and may engage in transactions with and perform services for the Bank in the ordinary course of business. TD Securities (USA) LLC and/or its affiliates may resell notes to or through another of our affiliates, as selling agents.

        The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We may not list the notes on a securities exchange or quotation system. We have been advised by TD Securities (USA) LLC and/or its affiliates that it intends to make a market in the notes. However, neither TD Securities (USA) LLC nor any of our other affiliates nor any other agent named in the terms supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

        TD Securities (USA) LLC is an indirect wholly-owned subsidiary of the Bank. The agent will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distributing of notes of an affiliate. Neither the agent nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

        This prospectus supplement may be used by TD Securities (USA) LLC, any of our other affiliates or any other agent in connection with offers and sales of the notes in market-making transactions. A market-making transaction is one in which TD Securities (USA) LLC, another of our affiliates or any other agent resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under "Plan of Distribution."

        Unless we or any agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

        You will receive information about the trade and settlement dates, as well as the purchase price, for a market-making transaction in a separate confirmation of sale.

        The aggregate initial offering price specified on the cover of this prospectus supplement relates to the initial offering of new notes we may issue on and after the date of this prospectus supplement. This amount does not include notes that may be resold in market-making transactions. The latter include notes that we may issue going forward as well as notes we have previously issued.

        In this prospectus supplement, the term "this offering" means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

        In order to facilitate the offering of these notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of any other notes the prices of which may be used to determine payments on these notes. Specifically, the agent may overallot in connection with any offering of these notes, creating a short position in these notes for its own account. In addition, to cover overallotments or to stabilize the price of these notes or of any other notes, the agent may bid for, and purchase, these notes or any other notes in the open market. Finally, in any offering of these notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these notes above independent market levels. The agent is not required to engage in these activities, and may end any of these activities at any time.

Notes Offered on a Global Basis

        If the applicable terms supplement indicates that any of our notes will be offered on a global basis, such registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make such offers.

        The agent has represented and agreed, and any other agent through which we may offer such notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable terms supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall not have responsibility in that regard.

        Purchasers of any notes offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price.

        The principal business address of TD Securities (USA) LLC is 31 West 52nd Street, New York, New York 10019.

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
ADDITIONAL RISKS
DESCRIPTION OF NOTES
HEDGING
CLEARANCE AND SETTLEMENT
UNITED STATES FEDERAL INCOME TAXATION
CANADIAN FEDERAL INCOME TAXATION
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION